UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

March 17, 2009

Date of Report (Date of earliest event reported)

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13647	73-1356520
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5330 East 31st Street, Tulsa, Oklahoma 74135

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (918) 660-7700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Reduction of Capacity and Termination of the Conduit

On March 17, 2009, Rental Car Finance Corp. (the “Company”), a special purpose financing subsidiary of Dollar Thrifty Automotive Group, Inc., (“DTG”), provided notice to the Conduit Purchasers, the Committed Purchasers, the Managing Agents and JPMorgan Chase Bank, N.A., as Administrative Agent (collectively, the “Lenders”) under its asset backed Variable Funding Note Purchase Facility (the “Conduit”) requesting a reduction to the commitments under the Conduit from $215 million to $1 million and the termination of the Conduit as soon thereafter as administratively feasible. The reduction in commitments became effective on March 17, 2009. Termination is expected to occur prior to the maturity of the Conduit in May 2009. As previously reported, the Company repaid all outstanding balances under the Conduit in February 2009. The Lenders under the Conduit or their respective affiliates are also lenders under other financing arrangements of DTG and its subsidiaries.

Reduction of Capacity and Termination of the Commercial Paper Program and Liquidity Facility

On March 17, 2009, Dollar Thrifty Funding Corp. (“DTFC”), a special purpose financing subsidiary of DTG, provided notice to Credit Suisse, as Liquidity Agent, under its commercial paper program (the “Commercial Paper Program”) and liquidity lending facility (the “Liquidity Facility”) requesting a reduction in commitments under the Commercial Paper Program and Liquidity Facility from $277.5 million to $1 million. The reduction in commitments became effective on March 20, 2009. Additionally, DTFC requested that the Commercial Paper Program and Liquidity Facility be terminated as soon as administratively feasible. Termination is expected to occur prior to the maturity of the Commercial Paper Program and Liquidity Facility in May 2009. As previously reported, DTFC repaid all outstanding balances under the Commercial Paper Program and Liquidity Facility in February 2009. The majority of the lenders under these arrangements or their respective affiliates are also lenders under other financing arrangements of DTG and its subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
(Registrant)

March 23, 2009	By:	/s/ H. CLIFFORD BUSTER III
H. Clifford Buster III
Executive Vice President, Chief Financial

Officer and Principal Financial Officer

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